Exhibit 99.1

Ryan Long

May 9, 2014

Board of Directors
Classic Rules Judo Championships, Inc.

Gentlemen:

I hereby resign my position as Chief Executive Officer and Director, of the Company, effective at 11:59 A.M., May 7, 2014.  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/Ryan Long
Ryan Long